Exhibit (p)(11)

 Standards of Conduct

Sage Advisory Services, Ltd. Co. (“Sage”)

Code of Ethics and Personal Trading Policy

10.01	Overview

The purpose of this Code of Ethics and Personal Trading Policy (“Code”) is to set forth standards of conduct and personal trading guidelines that are intended to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and Rule 17j-1 of the Investment Company Act of 1940, as amended (“1940 Act”). Sage expects each of its Access Persons to follow the guidelines and requirements herein.

Every Access Person will be required to certify annually that s/he has:

●	Received this Code and any amendments to this Code;

●	Read and understood this Code and recognizes s/he is subject to its provisions; and

●	Complied with the applicable provisions of this Code and has reported all personal securities transactions and holdings required to be reported under Section 10.03 of this policy.

Please see Glossary of Terms for definitions of italicized terms used throughout this Code. Questions concerning this policy should be directed to the Mr. John Slais, the Chief Compliance Officer (“CCO”).

10.02	Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including Sage. As a fiduciary, Sage has a duty of utmost good faith to act solely in the best interests of each of its Clients. In meeting this fiduciary duty, Sage and its Access Persons must strive to avoid and/or if appropriate, manage and/or disclose potential or actual conflicts of interest. Clients entrust the firm to prudently manage their assets, which in turn places a high standard on the conduct and integrity of Sage’s Access Persons. This fiduciary duty compels all Access Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code, and represents the expected basis of all dealings with Sage Clients.

Exhibit (p)(11)

In connection with these expectations and in an attempt to manage conflicts of interest, Sage has established the following core principles of conduct. While the following standards are not all-encompassing, they are consistent with Sage’s culture of transparency, trust, honesty, integrity, and putting clients’ interests first which is evident throughout Sage.

A.	Core Principles

1.	Access Persons are expected to comply with Federal Securities Laws. Strict adherence to Sage’s compliance policy manual and guidance provided by the CCO will assist Access Persons in complying with this important requirement;

2.	The interests of Clients should be placed ahead of those of all others;

3.	Access Persons should not take inappropriate advantage of their position with Sage;

4.	Access Persons should attempt to avoid any actual conflict of interest with any Sage Client;

5.	Personal securities transactions should be conducted in a manner consistent with this policy, and should not adversely impact a Client’s account; and

6.	Sage will strive to foster a healthy culture of compliance.

B.	General Prohibitions

The Advisers Act prohibits fraudulent activities by Access Persons of Sage. Specifically, these persons may not:

1.	Employ any device, scheme or artifice to defraud a Client;

2.	Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client not misleading, in light of the circumstances under which they are made;

3.	Engage in any act, practice or course of business that operates or would operate as fraud or deceit on a Client; or

4.	Engage in any manipulative practice with respect to a Client.

Exhibit (p)(11)

C.	Personal Conduct

1.	Acceptance of Gifts and Receipt of Business Entertainment

a.	Acceptance of Gifts

Access Persons are prohibited from receiving any gift, gratuity, hospitality or other offering of more than $100 during a calendar year, excluding de minimis perishable and trinket items, from any person or entity doing business with Sage with the exception of accounts subject to Department of Labor (“DOL”) oversight (such as ERISA qualified accounts), whereby Sage will limit the value of any gift or other offering to the value determined by Sage’s understanding of current DOL accepted standards. All gifts above the DOL acceptable standard must be reported to the CCO, or his designee. The CCO will keep a log of all gifts reported and periodically review gifts received for reasonableness, propriety and consistency with this policy.

b.	Receipt of Business Entertainment

This policy does not impose a dollar limit on the receipt of business entertainment, items or events where the Access Person has reason to believe there is a legitimate business purpose, for example, business entertainment such as a dinner or a sporting event, of reasonable value. However, no Access Person may accept entertainment deemed to be excessive. A representative of the entity providing the entertainment must be present at the event to be considered legitimate business entertainment. If a representative is not at the event, then the entertainment is considered a gift subject to the limitations described in this policy. All entertainment received where the value is expected to be greater than $250 must be reported to the CCO, or his designee, with the exception of accounts subject to DOL oversight whereby Sage will limit the value of any entertainment to the value determined by Sage’s understanding of current DOL accepted standards. The CCO will keep a log of all business entertainment reported.

2.	Giving of Gifts and Business Entertainment

a.	Giving of Gifts

Access Persons are prohibited from giving any gift, gratuity, hospitality or other offering of more than $100 to any person or entity doing business with Sage during a calendar year, with the exception of accounts subject to DOL oversight, whereby Sage will limit the value of any gift or other offering to the value determined by Sage’s understanding of current DOL accepted standards.

All gifts, with the exception of de minimis items such as perishable items and Sage collateral (e.g., t-shirts) given at conferences and in other instances, shall be reported to the CCO, or his designee. The CCO will maintain a log of such items. The CCO, or his designee, shall periodically review gifts provided for reasonableness, propriety and consistency with this policy.

Exhibit (p)(11)

b.	Giving of Business Entertainment

The limits on providing gifts described above do not include providing business entertainment – items or events where the Access Person has reason to believe there is a legitimate business purpose, for example, business entertainment such as golf, a dinner or a sporting event, of reasonable value. As a general rule, an Access Person of Sage is expected to attend any concert or sporting event where the ticket is provided by Sage. If an Access Person is unable to attend, the tickets used by the recipient shall be considered a gift, subject to the limitations outlined at 10.3(C)(2)(a) above. No Access Person may provide business entertainment deemed to be excessive. With regards to accounts subject to DOL oversight Sage will limit the value of any entertainment to the value determined by Sage’s understanding of current DOL accepted standards.

Sage shall track all business entertainment expenses in the firm’s corporate accounting records. Additionally, the CCO, or his designee, shall periodically review business entertainment hosted by Sage.

3.	Charitable Contributions

Access Persons are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts with organizations. In addition, Access Persons are prohibited from considering Sage’s current or anticipated business relationships as a factor in making charitable contributions.

Sage shall record all charitable contributions made by the firm in the firm’s corporate accounting records. Additionally, the CCO, or his designee, shall periodically review charitable contributions made by Sage.

4.	Political Contributions

Access Persons may only make political contributions, as permitted in Sage’s Political Contributions Policy. Access Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts. In addition, Access Persons are prohibited from considering Sage’s current or anticipated business relationships as a factor in making political contributions.

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5.	Serve as Director for an Outside Company

Any Access Person wishing to serve as a director for an outside public company or private company (for profit or not-for-profit) must report the activity to the CCO, or his designee. The CCO, in reviewing the report, will determine whether such service is consistent with the interests of the firm and its Clients.

6.	Outside Business Activities

Access Persons wishing to engage in business activities outside of Sage’s business must report the activity to the CCO, or his designee, and, if requested, provide periodic reports to the CCO, or his designee, summarizing those outside business activities.

D.	Protection of Material Non-public Information

1.	Access Persons are expected to exercise diligence and care in maintaining and protecting Client non-public information as outlined in Sage’s Privacy Policy.

2.	Access Persons are also expected to not divulge information regarding Sage’s securities recommendations or Client securities holdings to any individual outside of the firm, except as approved by the CCO, or his designee.

3.	Access Persons are expected to adhere to any Advised Fund’s policy on the disclosure of portfolio holdings.

10.03	Personal Trading Policy

A.	Prohibited Transactions

Unless specifically permitted within this Code and excluding all personal securities transactions exempt from pre-clearance in Section 10.03(B)(3), no Access Person shall execute a transaction in a Security when Sage (on behalf of its Clients):

1.	Has placed the an ETF on the Blackout List, generally a list of ETFs where personal trading is prohibited

Exhibit (p)(11)

B.	Personal Trading Restrictions

1.	Pre-clearance of Personal Securities Transactions

Access Persons are required to obtain pre-clearance for the following types of personal securities transactions:

a.	Purchasing securities in an IPO;

b.	Transactions in a Limited Offering;

c.	Transactions in an ETF on the Blackout List; and

d.	Any security that is a holding of the ESG Intermediates Credit ETF (GUDB), or is under the consideration to be a holding.

The following personal securities transactions are exempt from pre-clearance:

a.	Shares of registered open-end investment companies including Advised Funds;

b.	Direct obligations of the United States Government;

c.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

d.	Shares issued by any money market fund;

e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended investment companies, including Advised Funds;

f.	Transactions in accounts not managed by Sage or an affiliate, in which the Access Person has no direct or indirect influence or control, including Managed Accounts;

g.	Securities acquired through stock dividends, automatic dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities; and

h.	Transactions effected pursuant to an Automatic Investment Plan.

Pre-clearance requests should be submitted to the CCO, or his designee, and such requests should be made on the Compliance Science portal. The pre-clearance authorization is effective until the close of business for two days following the day the pre-clearance request is approved, unless extended or revoked at the discretion of CCO. The CCO, or his designee, may disapprove such request for any reason he deems appropriate. All pre-clearance requests of the CCO shall be submitted to Mr. Mark MacQueen, Managing Director, for review and approval.

Exhibit (p)(11)

2.	Exceptions

Sage has certain proprietary accounts which fall under the definition of Beneficial Ownership due to Access Persons’ ownership stake in the Adviser. As provided for in Sage’s Portfolio Management Process and Trade Aggregation and Allocation Policies, these accounts may participate in trade orders along with Client accounts. These accounts are exempt from the Personal Trading Restrictions described in Section 10.03(B)(1) above provided that the transactions are executed in accordance with Sage’s Portfolio Management Process and Trade Aggregation and Allocation Policies. Transactions and holdings in these accounts are subject to the reporting requirements described in Section 10.04 below.

10.04	Reporting Requirements

A.	Quarterly Transaction Report

1.	Timing of Report

Access Persons must submit a Quarterly Transaction Report to the CCO, or his designee, within 30 calendar days following the end of each calendar quarter, certifying whether the Access Person had any transactions during the previous quarter.

2.	Content of Report

a.	Each Quarterly Transaction Report must include the following information about transactions in Securities in which the Access Person has any direct or indirect Beneficial Ownership:

i.	Date of Transaction

ii.	Name of Security

iii.	Ticker Symbol or CUSIP Number, as applicable

iv.	Interest Rate and Maturity Date, as applicable

v.	Number of Shares or Par

vi.	Principal Amount

vii.	Nature of Transaction (i.e., Purchase or Sale)

viii.	Price of Security

ix.	Name of Broker

x.	Date of the Report

b.	Transactions in the following securities are not required to be reported:

i.	Shares of open-end mutual funds that are not Advised Funds (ETFs are not considered open-end investment companies for purposes of this Code, and therefore transactions in ETFs must be reported);

ii.	Direct obligations of the United States Government;

Exhibit (p)(11)

iii.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and other high quality short-term debt instruments, including repurchase agreements;

iv.	Shares issued by any money market fund;

v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment company, none of which are Advised Funds;

vi.	Transactions in accounts not managed by Sage, in which the Access Person has no direct or indirect influence or control, including Managed Accounts; and

vii.	Transactions effected pursuant to an Automatic Investment Plan.

c.	Access Persons must indicate on the Quarterly Transaction Report whether they established any new accounts during the previous quarter,

d.	Access Persons may provide investment statements with the report if they contain all the required information described above. Either a hard copy or an electronic version is acceptable.

e.	Regardless of the method of communication of transactions to Sage, all Access Persons must sign and submit a Quarterly Transaction Report.

B.	Initial and Annual Holdings Report

1.	Timing of Report

a.	Access Persons are required to submit an Initial and Annual Portfolio Holdings Report to the CCO, or his designee, indicating all personal securities holdings within 10 calendar days upon becoming an Access Person of Sage and on an annual basis thereafter within 30 days of calendar year-end.

2.	Content of Report

a.	Each Holdings Report must be current as of a date not more than 45 calendar days prior to submission and include the following information about the securities in which the Access Person has any direct or indirect Beneficial Ownership:

i.	Name and Type of Security

ii.	Ticker Symbol or CUSIP number

iii.	Number of Shares or Par

iv.	Principal Amount

v.	Broker or Bank Name

vi.	Date of the Report

Exhibit (p)(11)

b.	Access Persons do not have to include the following securities on their Holdings Report:

i.	Direct obligations of the United States government;

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

iii.	Shares issued by any money market fund;

iv.	Shares of registered open-end investment companies, except Advised Funds, which are included (ETFs are not considered open-end investment companies for purposes of this Code, and therefore must be reported);

v.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies none of which are Advised Funds; and

vi.	Holdings in accounts not managed by Sage, in which the Access Person has no direct or indirect influence or control, including Managed Accounts.

c.	Investment statements may by submitted in lieu of the Holdings Report as long as all required information is included on the statements.

C.	Managed Accounts

In order to establish a Managed Account, an Access Person must grant to the external investment manager complete investment discretion over the account. In addition, the Access Person must provide documentation evidencing s/he does not have discretion over the account to the CCO who will determine whether the account is approved as a Managed Account. Reporting, including pre-clearance, is not required for this type of an account; however, Access Persons may not participate, directly or indirectly in individual investment decisions or be made aware of such decisions before transactions are executed. This restriction does not preclude Access Persons from establishing investment guidelines for the manager, such as indicating industries to invest in, the types of securities to purchase or overall investment objectives. However, these guidelines may not be changed so frequently as to give the appearance that the Access Person is actually directing account investments.

D.	Review of Personal Securities Reports

The CCO shall generally consider the following factors when reviewing Security holdings and transactions reports as well as pre-clearance requests:

1.	Whether the security is, was, has been or may be on the Blackout List;

2.	Whether the investment opportunity should have been directed to a Client’s account;

3.	Whether the amount or nature of the transaction affected the price or market for the security;

4.	Whether the pre-clearance procedures were followed;

Exhibit (p)(11)

5.	Whether the Access Person benefited from purchases or sales being made for Clients;

6.	Whether the transaction was consistent with the letter and the spirit of the Code;

7.	Whether the transaction harmed any Client; and

8.	Whether the transaction has the appearance of impropriety.

Mr. MacQueen will review the CCO’s personal securities reports. In no case should an Access Person review his/her own report.

10.05	Reporting of Violations

All Access Persons shall report promptly any violation or suspected violation of this policy (including the discovery of any violation committed by another Access Person) to the CCO, or his designee. Examples of items that should be reported include (but are not limited to): non-compliance with federal securities laws; conduct that is harmful to Clients; and purchasing or selling securities contrary to the Personal Trading Policy. The President and CCO will determine whether such violations should be reported to any Advised Fund.

Access Persons are encouraged to report any violations or perceived violations as such good faith reports will not be viewed negatively by Sage management, even if the reportable event, upon investigation, is determined to be non-volitional in nature and the CCO determines the Access Person reported such apparent violation in good faith.

10.06	Sanctions

Upon discovering a violation of the Code, Sage’s President in consultation with the CCO and other senior management members, as appropriate, may impose such sanctions as he deems appropriate, including, among other sanctions, a letter of censure or suspension, or termination of employment of the violator.

10.07	Record Keeping Requirements

The following records will be kept in accordance with this Code:

A.	Current and historic copies of Sage’s Code of Ethics and Personal Trading Policy;

B.	Access Persons’ written acknowledgement of receipt of Code;

C.	Historic listings of all Access Persons subject to this Code

D.	Violations of the Code, and records of action taken as a result of the violations;

E.	All personal securities reports made by Access Persons and/or copies of investment account confirmations and statements;

F.	Personal transaction approvals; and

G.	Any reports made to an Advised Fund.

Exhibit (p)(11)

Approved: January 14, 2014

Revised: April 30, 2018

Glossary of Terms

A.	Access Person means any employee, director, or officer of Sage and any other person the CCO has determined to be an Access Person because he or she is involved in making securities recommendations to Clients or has access to nonpublic information regarding (i) purchases or sales of securities, (ii) security recommendations or (iii) portfolio holdings.

B.	Advised Fund means any investment company where Sage, or an affiliate, serves as adviser or sub-adviser.

C.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D.	Beneficial Ownership has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 except that the term applies to both debt and equity securities. As a general matter, “beneficial ownership” will be attributed to an Access Person who has or shares a direct or indirect monetary interest in a security, including through any contract, arrangement, understanding, relationship or otherwise or who has investment control over the account in which the Access Person is beneficiary. An Access Person is not considered to have a direct or indirect pecuniary interest by virtue of a power of attorney, trusteeship or executorship unless the Access Person or a member of his or her immediate family sharing the same household has a vested interest in the securities held in, or the income of, the assets of the account, trust or estate.

Beneficial ownership typically includes:

1.	Securities held in a person’s own name;

2.	Securities held with another in joint ownership arrangements;

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3.	Securities held by a bank or broker as nominee or custodian on such person’s behalf or pledged as collateral for a loan;

4.	Securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and

5.	Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an Access Person beneficially owns a security should be brought to the attention of the CCO.

E.	Blackout List means a list of Securities in which personal trading is prohibited. Generally, the Securities included on the list are ETFs.

F.	Client means any person or entity for which Sage serves as an investment adviser pursuant to a written Investment Management Agreement (“IMA”).

G.	ETF Universe List means a list of ETFs that are in Sage’s investable universe. This list is maintained by Sage’s Research department.

H.	Federal Securities Laws means the Securities Act of 1933 (“1933 Act”), the1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

I.	Initial Public Offering (“IPO”) means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

J.	Limited Offerings, including Private Placements, are defined as equity positions within non-public companies and are exempt from registration pursuant to Section 4(2) or Section 4(6) under the 1933 Act, or Rule 504, 505 or 506 under said Act.

K.	Managed Account is an investment account managed by an external entity in which the Access Person has no discretion over the specific securities purchased or sold within the investment account.

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L.	Monetary interest has the same meaning as “pecuniary interest” as described in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a security transaction.

M.	Private Placement has the same meaning as Limited Offering.

N.	Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

O.	Security has the same meaning as set forth in Section 202(a)(18) of the Advisers Act. Some of the more common instruments included in this definition are any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in a Limited Offering, or any put, call, straddle or option on any security or on any group or index of securities.

P.	A security is being considered for purchase or sale when a recommendation to purchase or sell a security has been made and communicated to a portfolio manager or persons advising a portfolio manager, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Q.	Supervised Person as set forth in Section 202(a)(25) of the Advisers Act means any employee, director, officer, partner, or owner of Sage, or any other person who provides advice on behalf of Sage and is subject to Sage’s supervision and control. All Supervised Persons are considered Access Persons.